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                     April 20, 2021

       Mark Spurbeck
       Chief Financial Officer
       Peabody Energy Corporation
       701 Market Street
       St. Louis, Missouri 63101

                                                        Re: Peabody Energy
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 23,
2021
                                                            File No. 001-16463

       Dear Mr. Spurbeck:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation